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Exhibit 10.10

FORM OF
OMNIBUS AGREEMENT
among
THE ANSCHUTZ CORPORATION
PACIFIC ENERGY GP, INC.
PACIFIC ENERGY GROUP LLC
and
PACIFIC ENERGY PARTNERS, L.P.

OMNIBUS AGREEMENT

        THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date, among The Anschutz Corporation, a Kansas corporation ("Anschutz"), Pacific Energy GP, Inc., a Delaware corporation (including any permitted successors and assigns under the MLP Agreement (as defined herein), the "General Partner"), for itself and on behalf of the MLP in its capacity as general partner, Pacific Energy Group LLC, a Delaware limited liability company (the "OLLC"), and Pacific Energy Partners, L.P., a Delaware limited partnership (the "MLP").

R E C I T A L S:

        Anschutz, the MLP, the OLLC and the General Partner desire by their execution of this Agreement to evidence their understanding, (i) as more fully set forth in Article II of this Agreement, with respect to (a) those business opportunities that Anschutz will not pursue during the term of this Agreement unless the MLP has declined to engage in such business opportunity for its own account and (b) the procedures whereby such business opportunities are to be offered to the MLP and accepted or declined, and (ii) as more fully set forth in Article III of this Agreement, with respect to certain indemnification obligations of Anschutz in favor of the Partnership Group (as defined herein).

        In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

        1.1    Definitions.    (a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.

        (b)  As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Affiliate" has the meaning given such term in the MLP Agreement.

          "Agreement" means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 4.6 hereof.

          "Anschutz Entities" means Anschutz and any Person controlled by Anschutz and its Affiliates other than the Partnership Entities.

          "Assets" is defined in Section 3.1.

          "Change of Control" means, with respect to any Person (the "Applicable Person"), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person's assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving corporation or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving corporation or its parent immediately after such transaction; and (iii) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable

  Person, except in a merger or consolidation which would not constitute a Change of Control under clause (ii) above.

          "Closing Date" means the date of the closing of the initial public offering of common units representing limited partner interests in the MLP.

          "Conflicts Committee" is defined in the MLP Agreement.

          "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "Covered Environmental Losses" mean those non-contingent environmental losses, costs, damages (including punitive and treble damages) and expenses (including, without limitation, any reasonable legal or other expenses incurred in connection with defending or investigating any such action or claim) suffered or incurred by the Partnership Group arising from correction of violations of, or performance of remediation required by, Environmental Laws in effect on or before the Closing Date due to events and conditions associated with the operation of the Assets and occurring before the Closing Date and which were unknown by the MLP and its management as of the Closing Date.

          "Deductible" is defined in Section 3.2.

          "Environmental Laws" means all federal, state, and local laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Surface Mining Control and Reclamation Act, the Safe Drinking Water Act, the National Environmental Policy Act, and other environmental conservation and protection laws, each as amended through the Closing Date.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "General Partner" is defined in the introduction to this Agreement.

          "MLP" is defined in the introduction to this Agreement.

          "MLP Agreement" means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the parties to this Agreement.

          "Offer" is defined in Section 2.3(b)(i).

          "OLLC" is defined in the introduction to this Agreement.

          "Partnership Entities" means the General Partner, the MLP, the OLLC and any Person controlled by any such entity.

          "Partnership Group" means the MLP, the OLLC and any Person controlled by such entities.

          "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

          "Prospectus" means the final prospectus, dated                            , 2002, relating to the initial public offering of common units representing limited partner interests in the MLP, as filed with Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

          "Restricted Businesses" is defined in Section 2.1.

          "Subject Assets" is defined in Section 2.2(b).

          "Voting Securities" means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II

Business Opportunities

        2.1    Restricted Businesses.    For so long as Pacific Energy GP, Inc. (or any Person that directly, or indirectly through one or more intermediaries, is controlled by or under common control with Anschutz) is the general partner of the MLP, each of the Anschutz Entities shall be prohibited from engaging in the following businesses ("Restricted Businesses"):

        (a)  transportation (other than gathering) of crude oil by pipeline in any state in the United States for any Person other than an Anschutz Entity or Partnership Entity; and

        (b)  crude oil storage and terminalling activities in any state in the United States for any Person other than an Anschutz Entity or Partnership Entity.

        A Restricted Business shall not include any activities performed by an Anschutz Entity primarily in connection with oil and gas properties owned jointly by an Anschutz Entity with other Persons, whether such activities are performed as the operator pursuant to an operating agreement or otherwise. In addition, notwithstanding anything to the contrary herein, nothing in this Article II shall in any way restrict or impair:

            (i)  the business activities of (A) Forest Oil Corporation or its successors, or (B) any entity in which Anschutz owns, directly or indirectly, at the time such other entity engages in a business activity that would be a Restricted Business but for this provision, (1) less than a majority of the outstanding Voting Securities or (2) any equity interest so long as such other entity has Voting Securities that are listed on a national securities exchange or quoted on Nasdaq or is otherwise required to file periodic reports under the Exchange Act; or

          (ii)  Anschutz's ownership, direct or indirect, of Voting Securities or other equity securities of any such other entities described in clause (i) above.

        2.2    Permitted Exceptions.    Notwithstanding any provision of Section 2.1 to the contrary, the Anschutz Entities may engage in the following activities under the following circumstances:

        (a)  the ownership and/or operation of any assets owned by an Anschutz Entity on the Closing Date, including without limitation any capital improvements, replacements or direct expansions of such assets;

        (b)  the ownership and/or operation of any asset or group of related assets used in the activities described in Section 2.1(a) or Section 2.1(b) that are acquired or constructed by an Anschutz Entity after the date of this Agreement (the "Subject Assets") if:

            (i)  the fair market value of the Subject Assets (as determined by the Board of Directors, or other governing body, of the Anschutz Entity that will own the Subject Assets) is less than $10 million (and, together with all other Subject Assets acquired or constructed within the preceding 12-month period and not purchased by a member of the Partnership Group, less than $50 million) at the time of such acquisition by the Anschutz Entity or completion of construction, as the case may be;

          (ii)  in the case of an acquisition of Subject Assets with a fair market value (as determined by the Board of Directors, or other governing body, of the Anschutz Entity that will own the Subject Assets) equal to or greater than $10 million (or, together with all other Subject Assets acquired or constructed within the preceding 12-month period and not purchased by a member of the Partnership Group, equal to or greater than $50 million) at the time of such acquisition by an Anschutz Entity, the MLP has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3(a) and the MLP, with the approval of the Conflicts Committee, has elected not to purchase the Subject Assets; provided that in the case of an acquisition described above in this clause (ii) where the fair market value of the Subject Assets represents less than a majority of the fair market value (as determined by the Board of Directors, or other governing body, of the Anschutz Entity that will own the Subject Assets) of the total assets or business being considered for acquisition, then the Anschutz Entity has subsequently offered the MLP the opportunity to purchase the Subject Assets in accordance with the procedures set forth in Section 2.3(b) and the MLP, with the approval of the Conflicts Committee, has elected not to purchase the Subject Assets; or

          (iii)  in the case of the construction of Subject Assets with a fair market value (as determined by the Board of Directors, or other governing body, of the Anschutz Entity that will own the Subject Assets) equal to or greater than $10 million (or, together with all other Subject Assets acquired or constructed within the preceding 12-month period and not purchased by a member of the Partnership Group, equal to or greater than $50 million) at the time of completion of construction, the MLP has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3(b) and the MLP, with the approval of the Conflicts Committee, has elected not to purchase the Subject Assets.

        (c)  the ownership and/or operation of any Subject Assets if an Anschutz Entity and the General Partner, on behalf of the MLP, with the approval of the Conflicts Committee, have agreed prior to the acquisition or construction by the Anschutz Entity of the Subject Assets regarding the amount and nature of consideration, closing date and other terms upon which a member of the Partnership Group will acquire the Subject Assets from the Anschutz Entity after such acquisition or construction.

        2.3    Procedures.    (a) In the event that an Anschutz Entity becomes aware of an opportunity to acquire Subject Assets described in Section 2.2(b)(ii), then as soon as practicable, such Anschutz Entity shall notify the MLP of such opportunity and deliver to the General Partner all information prepared by or on behalf of such Anschutz Entity relating to such potential transaction. As soon as practicable but in any event within 30 days after receipt of such notification and information, the General Partner, on behalf of the MLP, shall notify the Anschutz Entity that either (i) the General Partner, on behalf of the MLP, has elected, with the approval of the Conflicts Committee, not to cause a member of the Partnership Group to pursue the opportunity to purchase the Subject Assets, or (ii) the General Partner, on behalf of the MLP, has elected to cause a member of the Partnership Group to pursue the opportunity to purchase the Subject Assets. If, at any time, the General Partner abandons such opportunity (as evidenced in writing by the General Partner following the request of the Anschutz Entity), the Anschutz Entity may pursue such opportunity. Any Subject Assets which are permitted to be acquired by an Anschutz Entity must be so acquired (i) within 12 months of the later to occur of (A) the date that the Anschutz Entity becomes able to pursue such acquisition in accordance with the provisions of this Section 2.3(a), and (B) the date upon which all required governmental approvals to consummate such acquisition have been obtained, and (ii) on terms not materially more favorable to the Anschutz Entity than were offered to the MLP. If either of these conditions are not satisfied, the opportunity must be reoffered to the MLP.

        (b)  In the event that an Anschutz Entity acquires Subject Assets as part of a larger transaction in accordance with the proviso of Section 2.2(b)(ii) or constructs Subject Assets described in Section 2.2(b)(iii), then not later than 30 days after the consummation of the acquisition or the completion of such construction, as the case may be, such Anschutz Entity shall notify the General Partner of such acquisition or construction and offer the MLP the opportunity to purchase the Subject Assets and deliver to the General Partner all information prepared by or on behalf of or in the possession of such Anschutz Entity relating to the Subject Assets. As soon as practicable, but in any event, within 60 days after receipt of such notification, the General Partner shall notify the Anschutz Entity that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a member of the Partnership Group to purchase such Subject Assets, in which event the Anschutz Entity shall be forever free to continue to own or operate such Subject Assets, or (ii) the General Partner has elected to cause a member of the Partnership Group to purchase such Subject Assets, in which event the following procedures shall be followed:

            (i)  Within 30 days of receipt of the notice from the General Partner that the General Partner has elected to cause a member of the Partnership Group to purchase the Subject Assets, the Anschutz Entity shall submit a good faith offer to the General Partner to sell the Subject Assets (the "Offer") to any member of the Partnership Group on the terms and for the consideration stated in the Offer.

          (ii)  The Anschutz Entity and the General Partner shall negotiate in good faith after receipt of such Offer by the General Partner, the terms on which the Subject Assets will be sold to a member of the Partnership Group. The Anschutz Entity shall provide all information concerning the business, operations and finances of such Subject Assets as may be reasonably requested by the General Partner.

          (iii)  If the Anschutz Entity and the General Partner agree on such terms within 60 days after receipt by the General Partner of the Offer, a member of the Partnership Group shall purchase the Subject Assets on such terms as soon as commercially practicable after such agreement has been reached.

          (iv)  If the Anschutz Entity and the General Partner are unable to agree on the terms of a sale during the 60-day period after receipt by the General Partner of the Offer, the Anschutz Entity and the General Partner will engage a nationally recognized independent investment banking firm to determine the fair market value of the Subject Assets. In determining the fair market value of the Subject Assets, the investment banking firm will have access to the proposed sale and purchase values for the Offer submitted by the Anschutz Entity and the General Partner, respectively. Such investment banking firm will determine the fair market value of the Subject Assets within 30 days of its engagement and furnish the Anschutz Entity and the General Partner its opinion of such value. The fees and expenses of the investment banking firm's appraisal will be split equally between the Anschutz Entity and the MLP. Upon receipt of such opinion, the General Partner will have the option, but not the obligation, subject to the approval of the Conflicts Committee, to:

            (A)  cause a member of the Partnership Group to purchase the Subject Assets for the fair market value determined by the investment banking firm, as soon as commercially practicable after such fair market value has been so determined; or

            (B)  decline to purchase such Subject Assets, in which event the Anschutz Entity forever will be free to continue to own and operate the Subject Assets.

        2.4    Scope of Prohibition.    Except as provided in this Article II and the MLP Agreement, each Anschutz Entity shall be free to engage in any business activity whatsoever, including those that may be in direct competition with any Partnership Entity.

        2.5    Enforcement.    The Anschutz Entities agree and acknowledge that the Partnership Entities do not have an adequate remedy at law for the breach by the Anschutz Entities of their covenants and agreements set forth in this Article II, and that any breach by the Anschutz Entities of their covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Entities. The Anschutz Entities further agree and acknowledge that any Partnership Entity may, in addition to the other remedies which may be available to the Partnership, file a suit in equity to enjoin the Anschutz Entities from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article II of this Agreement.

ARTICLE III

Indemnification

        3.1    Anschutz Indemnification.    Subject to the terms of this Article III, Anschutz shall indemnify, defend and hold harmless the Partnership Group from and against any Covered Environmental Losses relating to the assets contributed by the Anschutz Entities to the Partnership Group prior to or on the Closing Date (the "Assets").

        3.2    Limitations Regarding Indemnification.    Anschutz shall have no indemnification obligation under this Article III for claims made after the third anniversary of the date of this Agreement. The aggregate liability of Anschutz under this Article III shall not exceed $10 million. Anschutz shall not be required to indemnify any indemnified party hereunder unless and until the aggregate amount of all Covered Environmental Losses relating to the Assets incurred by the indemnified party exceeds $1 million (the "Deductible"). After the Deductible is exceeded, the indemnified party shall be entitled to be paid in accordance with the terms of this Article III only the amount of such Covered Environmental Losses in excess of (but not including) the Deductible.

        3.3    Indemnification Procedures.

        (a)  The members of the Partnership Group agree that within a reasonable period of time after they become aware of facts giving rise to a claim for indemnification pursuant to Section 3.1, they will provide notice thereof in writing to Anschutz specifying the nature of and specific basis for such claim.

        (b)  Anschutz shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Partnership Group that are covered by the indemnification set forth in Section 3.1, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Partnership Group unless it includes a full release of the Partnership Group from such matter or issues, as the case may be.

        (c)  The members of the Partnership Group agree, at their own cost and expense, to cooperate fully with Anschutz with respect to all aspects of the defense of any claims covered by the indemnification set forth in Section 3.1, including, without limitation, the prompt furnishing to Anschutz of any correspondence or other notice relating thereto that the Partnership Group may receive, permitting the names of the Partnership Group to be utilized in connection with such defense, the making available to Anschutz of any files, records or other information of the Partnership Group that Anschutz considers relevant to such defense and the making available to Anschutz of any employees of the Partnership Group; provided, however, that in connection therewith Anschutz agrees to use reasonable efforts to minimize the impact thereof on the operations of the Partnership Group. In no event shall the obligation of the Partnership Group to cooperate with Anschutz as set forth in the immediately preceding sentence be construed as imposing upon the Partnership Group an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the members of the Partnership Group may, at their own option, cost and expense, hire and pay for counsel in connection with any such defense. Anschutz agrees to keep any such counsel hired by the Partnership Group reasonably informed as to the status of any such defense, but Anschutz shall have the right to retain sole control over such defense.

        (d)  In determining the amount of any loss, cost, damage or expense for which any of the members of the Partnership Group is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized or to be realized by the Partnership Group, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim and (ii) all amounts recovered or recoverable by the Partnership Group under contractual indemnities from third Persons.

ARTICLE IV

Miscellaneous

        4.1    Choice of Law; Submission to Jurisdiction.    This Agreement shall be subject to and governed by the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Colorado and to venue in Denver, Colorado.

        4.2    Notice.    All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below such party's signature to this Agreement, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 4.2.

        4.3    Entire Agreement.    This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

        4.4    Termination.    The provisions of Article II of this Agreement may be terminated by Anschutz upon a Change of Control of Anschutz.

        4.5    Effect of Waiver or Consent.    No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

        4.6    Amendment or Modification.    This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the MLP and the OLLC may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        4.7    Assignment.    No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

        4.8    Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        4.9    Severability.    If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        4.10    Gender, Parts, Articles and Sections.    Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

        4.11    Further Assurances.    In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

        4.12    Withholding or Granting of Consent.    Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

        4.13    Laws and Regulations.    Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

        4.14    Negotiation of Rights of Anschutz, Limited Partners, Assignees, and Third Parties.    The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder of Anschutz and no limited partner, member, assignee or other Person of the MLP or the OLLC shall have the right, separate and apart from Anschutz, the MLP or the OLLC, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

THE ANSCHUTZ CORPORATION
By:

Name:
Title:
Address for Notice:
555 17th Street Suite 2400 Denver, Colorado 80110 Phone: (303) 298-1000 Fax: (303) 299-1425 Attention: Mr. Lynn Wood
PACIFIC ENERGY GP, INC.
By:

Name:
Title:
Address for Notice:
5900 Cherry Avenue Long Beach, California 90805 Phone: (562) 728-2810 Fax: (562) 728-2823 Attention: Mr. Irvin Toole, Jr.

PACIFIC ENERGY GROUP LLC
By:	Pacific Energy Partners, L.P., its sole member
	By:	Pacific Energy GP, Inc., its general partner
By:

Name:
Title:
Address for Notice:
5900 Cherry Avenue Long Beach, California 90805 Phone: (562) 728-2810 Fax: (562) 728-2823 Attention: Mr. Irvin Toole, Jr.
PACIFIC ENERGY PARTNERS, L.P.
	By:	Pacific Energy GP, Inc., its general partner
By:

Name:
Title:
Address for Notice:
5900 Cherry Avenue Long Beach, California 90805 Phone: (562) 728-2810 Fax: (562) 728-2823 Attention: Mr. Irvin Toole, Jr.

QuickLinks

Exhibit 10.10
FORM OF OMNIBUS AGREEMENT among THE ANSCHUTZ CORPORATION PACIFIC ENERGY GP, INC. PACIFIC ENERGY GROUP LLC and PACIFIC ENERGY PARTNERS, L.P.
OMNIBUS AGREEMENT
ARTICLE I Definitions
ARTICLE II Business Opportunities
ARTICLE III Indemnification
ARTICLE IV Miscellaneous